Exhibit 99.1

Carl G. Herde Named to Board of Directors of S.Y. Bancorp


   LOUISVILLE, Ky.--(BUSINESS WIRE)--Dec. 15, 2004--S.Y. Bancorp,
Inc. (AMEX: SYI), the parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today announced that Carl G. Herde has been named to its Board of Directors. Herde, 44, fills the vacancy created by the death of Jefferson T. McMahon in September 2004. As an outside, independent director, Herde will serve as the Audit Committee Financial Expert for S.Y. Bancorp.
   Herde currently is Vice President of Finance and Chief Financial Officer of Baptist Healthcare System, Inc., in Louisville, one of the largest not-for-profit healthcare systems in Kentucky with over $1.3 billion in assets, $1.3 billion in revenues, and 9,000 employees. Prior to that, Herde served as Corporate Controller for Baptist Healthcare System. He began his business career in Louisville with Touche Ross & Co., the predecessor firm of Deloitte & Touche.
   Commenting on the appointment, Chairman David H. Brooks said, "We are pleased and fortunate to have Carl join our Board. Because of his extensive background and experience in finance and accounting, he brings impressive credentials to our Board and our Audit Committee; thus, his appointment greatly supports the Board's continued efforts to enhance its corporate governance on behalf of all our shareholders. We think Carl will be an excellent addition to our Board and will contribute measurably to its work, and we look forward to his participation as a director and to his counsel about the future direction for S.Y. Bancorp."
   Herde received his B.A. degree in Accounting from Bellarmine University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Kentucky Society of Certified Public Accountants. He also is a member of the Healthcare Financial Management Association and Leadership Louisville. He serves as President of the Board of Directors of Assumption High School and is a member of the Kentucky Medicaid Technical Advisory Committee and the St. Meinrad Endowment Committee.
   S.Y. Bancorp, Inc. was incorporated in 1988 as a bank holding company in Louisville, Kentucky, and is the parent company of Stock Yards Bank & Trust Company, which has branch locations in Louisville and southern Indiana, as well as a branch in Indianapolis. Stock Yards Bank & Trust Company was established in 1904 in Louisville, Kentucky. S.Y. Bancorp, Inc. is also the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary.
   This release contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the market in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.


    CONTACT: S.Y. Bancorp Inc., Louisville
             Nancy B. Davis, 502-625-9176